Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 4 to Registration Statement No. 333-185238 on Form N-1A of our report dated June 28, 2013, relating to the financial statements of Blackstone Alternative Multi-Manager Fund (the “Fund”), as of May 8, 2013 and the period August 27, 2012 (date of inception) to May 8, 2013 appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

July 15, 2013